Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121965) pertaining to the Compass Minerals International, Inc. 401(k) Savings Plan of our report dated June 29, 2023, with respect to the financial statements and schedule of the Compass Minerals International, Inc. 401(k) Savings Plan for the year ended December 31, 2022 included in this Annual Report (Form 11-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Kansas City, Missouri
July 12, 2024